Exhibit 99.1

RxSight, Inc. Reports Third Quarter 2023 Financial Results

Aliso Viejo, Calif. (NASDAQ: RXST) – November 9, 2023 – RxSight, Inc., an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, today reported financial results for the three and nine months ended September 30, 2023.

Key Quarterly Highlights

•
Reported third quarter 2023 revenue of $22.2 million, an increase of 76% compared to the third quarter of 2022, reflecting:
•
The sale of 66 Light Delivery Devices (LDD™s), representing a 35% increase in unit sales compared to the third quarter of 2022 and expanding the installed base to 589 LDDs at the end of the quarter, representing a 72% increase compared to the end of the third quarter of 2022; and
•
The sale of 13,657 Light Adjustable Lenses (LAL®s), representing a 107% increase in procedure volumes compared to the third quarter of 2022.
•
The company increased its full-year 2023 guidance range for revenue and gross margin; operating expense guidance was narrowed.

“LAL procedure volumes continued their positive advance in the third quarter, while favorable LDD placement trends provided an encouraging indicator of continued LAL procedure growth in future periods,” said Ron Kurtz, Chief Executive Officer and President of RxSight. “The post-operative adjustability of the LAL sets it apart from any other premium lens on the market today and makes it an increasingly popular choice for the precise, high-quality vision it provides across a range of distances. We remain optimistic about the future potential of our unique technology to reshape and expand the premium cataract market, while delivering long-term value to patients, doctors and shareholders.”

Third Quarter Financial Results

In the third quarter of 2023, total revenue was $22.2 million, an increase of 76% compared to $12.6 million in the third quarter of 2022. Revenue growth was driven by a 39% increase in LDD revenue and a 107% increase in LAL revenue compared to the third quarter of 2022.

Gross profit for the third quarter of 2023 was $13.7 million, or 61.9% of revenue, an increase of $8.4 million or 156.4% compared to gross profit of $5.4 million, or 42.5% of revenue, for the third quarter of 2022.

Total operating expenses for the third quarter of 2023 were $26.2 million, a 23.1% increase from $21.3 million in the third quarter of 2022, reflecting the company’s ongoing investments to grow its LDD installed base and support increased LAL procedure volumes.

In the third quarter of 2023, the company reported a net loss of $(12.4) million, or $(0.35) per basic and diluted share, compared to a net loss of $(16.8) million, or $(0.61) per basic and diluted share in the third quarter of 2022. Adjusted net loss in the third quarter of 2023 was $(6.9) million, or $(0.19) per basic and diluted share, compared to an adjusted net loss of $(13.9) million, or $(0.50) per basic and diluted share in the third quarter of 2022.

Cash, cash equivalents and short-term investments as of September 30, 2023 were $131.9 million compared to $147.1 million as of June 30, 2023. In the third quarter of 2023, the company raised approximately $11.7 million, net of fees and expenses, through the sale of common stock under its At-the-Market facility. The company used these proceeds and cash reserves to pay off its remaining $20.0 million term loan balance as well as associated accrued interest and fees. Through the elimination of $40.0 million in debt in 2023, RxSight expects to reduce its annualized interest expense by approximately $5.6 million.

Financial Outlook

Based on third quarter 2023 performance, the company increased its 2023 full-year revenue and gross margin guidance as follows:

•
Revenue of $85.0 million to $87.0 million, representing implied growth of 73% to 78% compared to 2022, up from prior guidance of $81.0 million to $86.0 million
•
Gross margin in the range of 60% to 61%, representing an implied increase of 36% to 39% compared to 2022, up from prior guidance of 58% to 60%

The company narrowed its 2023 operating expense guidance range of $106.0 million to $107.0 million, representing an implied increase of 25% to 26% compared to 2022.

Conference Call

On Thursday, November 9, 2023, at 1:30 p.m. Pacific Time, the company will host a conference call to discuss its third quarter 2023 financial results. Participants may register for the call here and listen through a live and archived webcast of the event available for one year at https://investors.rxsight.com/. While not required, it is recommended participants join ten minutes prior to the event start time to ensure the necessary audio applications are downloaded and installed. Instructions are provided (including a dial-in option).

About RxSight, Inc.

RxSight, Inc. is an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery enabling doctors to customize and deliver high-quality vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, with respect to: LDD and LAL sales growth trends; the increasing popularity of the LAL; the ability of the Company’s products to reshape and expand the premium cataract market; the Company’s anticipated reduction in annual interest expense through debt elimination; and the Company’s projected revenue, gross margin, and operating expenses for 2023. Such statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, including those risks described in the Company’s prior press releases and the Company’s filings with the Securities and Exchange Commission (SEC), including in Part II, Item 1A (Risk Factors) of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, filed on or about the date hereof, and any subsequent filings with the SEC. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

Company Contact:

Shelley B. Thunen

Chief Financial Officer

sthunen@rxsight.com

Investor Relations Contact:

IR@rxsight.com

RxSIGHT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Sales	$22,199	$12,615	$60,497	$32,917
Cost of sales	8,468	7,259	24,386	19,011
Gross profit	13,731	5,356	36,111	13,906
Operating expenses:
Selling, general and administrative	19,142	14,926	53,634	42,934
Research and development	7,101	6,388	21,710	19,300
Total operating expenses	26,243	21,314	75,344	62,234
Loss from operations	(12,512)	(15,958)	(39,233)	(48,328)
Other income (expense), net:
Interest expense	(230)	(1,299)	(3,304)	(3,495)
Interest and other income	1,746	439	4,913	681
Loss on extinguishment of term loan	(1,407)	—	(1,769)	—
Loss before income taxes	(12,403)	(16,818)	(39,393)	(51,142)
Income tax expense	12	—	38	4

Net loss	$(12,415)	$(16,818)	$(39,431)	$(51,146)
Other comprehensive income (loss)
Unrealized gain (loss) on short-term investments	19	55	38	(95)
Foreign currency translation (loss)	(6)	(10)	(3)	(23)
Total other comprehensive income (loss)	13	45	35	(118)

Comprehensive loss	$(12,402)	$(16,773)	$(39,396)	$(51,264)

Net loss per share:
Basic & diluted	$(0.35)	$(0.61)	$(1.16)	$(1.86)
Weighted-average shares used in computing net loss per share:
Attributable to common stock, basic & diluted	35,662,397	27,665,842	33,947,331	27,551,333

RxSIGHT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,859	$11,834
Short-term investments	122,023	93,968
Accounts receivable	15,244	10,956
Inventories	18,924	14,835
Prepaid and other current assets	1,897	2,962
Total current assets	167,947	134,555
Property and equipment, net	10,262	10,138
Operating leases right-of-use assets	2,793	3,943
Restricted cash	711	761
Other assets	137	767
Total assets	$181,850	$150,164
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$4,105	$2,595
Accrued expenses and other current liabilities	12,861	12,672
Lease liabilities	1,976	1,970
Total current liabilities	18,942	17,237
Long-term lease liabilities	1,354	2,856
Term loan, net	—	40,169
Other long-term liabilities	75	—
Total liabilities	20,371	60,262
Commitments and contingencies
Stockholders' equity:
Common stock, $0.001 par value, 900,000,000 shares authorized, 35,847,685 shares issued and outstanding as of September 30, 2023 and 28,268,389 shares issued and outstanding as of December 31, 2022	36	28
Preferred stock, $0.001 par value, 100,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	746,966	636,001
Accumulated other comprehensive loss	(60)	(95)
Accumulated deficit	(585,463)	(546,032)
Total stockholders' equity	161,479	89,902
Total liabilities and stockholders' equity	$181,850	$150,164

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented under generally accepted accounting principles in the United States (“GAAP”), we believe certain non-GAAP measures, including adjusted net loss, and adjusted net loss per share, basic and diluted, provide useful information to investors and are useful in evaluating our operating performance. For example, we exclude stock-based compensation expense and loss on extinguishment of debt because these expenses are non-cash in nature and we believe excluding these items provides meaningful supplemental information regarding our operational performance and allows investors the ability to make more meaningful comparisons between our operating results and those of other companies.

We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted Net Loss and Adjusted Net Loss Per Share

Adjusted net loss is a non-GAAP financial measure that we define as net loss adjusted for (i) stock-based compensation and (ii) loss on extinguishment of term loan. We believe adjusted net loss provides investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial performance and is useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

Reconciliations of net loss to adjusted net loss and the presentation of adjusted net loss per share, basic and diluted, are as follows:

RxSIGHT, INC.

GAAP To NON-GAAP RECONCILIATIONS (UNAUDITED)

(In thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Common Stock
Numerator:
Net loss available to stockholders, basic and diluted	$(12,415)	$(16,818)	$(39,431)	$(51,146)
Add:
Stock-based compensation	4,071	2,882	11,321	8,435
Loss on extinguishment of term loan	1,407	—	1,769	—
Adjusted net loss available to common stockholders, basic and diluted:	$(6,937)	$(13,936)	$(26,341)	$(42,711)

Denominator:
Weighted-average shares outstanding, basic and diluted	35,662,397	27,665,842	33,947,331	27,551,333
Adjusted net loss per share, basic and diluted	$(0.19)	$(0.50)	$(0.78)	$(1.55)